Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of System1, Inc. (f/k/a Trebia Acquisition Corp.) on Form S-1 of our report dated April 1, 2021, except for the effects of the restatement discussed in Notes 2, 3, 8 and 10 as to which the date is December 1, 2021, which includes an explanatory paragraph as to the Trebia Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Trebia Acquisition Corp. as of December 31, 2020, and for the period from February 11, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We will be dismissed as auditors following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

February 9, 2022